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                                                                     Exhibit 5.1

                [JACKSON WALKER L.L.P. LETTERHEAD APPEARS HERE]

                               January 29, 1999



U. S. Remodelers, Inc.
1341 West Mockingbird Lane, Suite 900E
Dallas, Texas 75247

     Re: Registration Statement, as amended, on Form S-1 (SEC File No. 333-65029) Initially Filed with the Securities and Exchange Commission (the "Commission") on September 30, 1998
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Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-1 and all amendments thereto, SEC File No. 333-65029 (the Registration Statement and all amendments thereto being referred to hereinafter as the "Registration Statement"), in connection with the registration of 1,400,000 Units (the "Units"), each Unit being comprised of 1,400,000 shares of common stock, $0.01 par value (the "Common Stock"), and 1,400,000 Redeemable Common Stock Purchase Warrants (the "Warrants") (with the number of shares of Common Stock registered in the Registration Statement including 1,400,000 shares of Common Stock constituting a part of the Units offered thereby, 1,400,000 shares of Common Stock issuable upon exercise of the Warrants, 210,000 shares of Common Stock subject to the Underwriter's over-allotment option, 210,000 shares of Common Stock issuable upon exercise of 210,000 Warrants subject to the Underwriter's over-allotment option, 140,000 shares of Common Stock issuable upon exercise of the 140,000 warrants subject to the Representative's Warrants, and 140,000 shares of Common Stock underlying the 140,000 Warrants issuable upon exercise of the Representative's Warrant). The Units will be issued and sold in the manner described in the Registration Statement and in the exhibits thereto.

     We have examined the proceedings heretofore taken and are familiar with the procedures proposed to be taken by the Company in connection with the authorization, issuance and sale of the Units. It is our opinion that the Units, including the Common Stock and Warrants constituting a part thereof, to be sold by the Company pursuant to the Registration Statement will be, when sold and paid for pursuant to the terms of the Registration Statement, and the exhibits thereto, legally issued, fully paid and non-assessable securities of the Company. Further, it is our opinion that when the Warrants are exercised pursuant to the Warrant Agreement, the shares of Common Stock issuable upon exercise of the Warrants will be, when issued and paid for pursuant to the respective terms of the Warrant Agreement, and the Registration Statement and the exhibits thereto, legally issued, fully paid and non-assessable shares of the Company.
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U.S. Remodelers, Inc.
January 29, 1999
Page 2


     We consent to the use of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus which forms a part thereof.

                                    Very truly yours,

                                    /s/ Jackson Walker L.L.P.

                                    Jackson Walker L.L.P.

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